Exhibit 99.1

Kulicke & Soffa Reports Second Fiscal Quarter Results

A conference call to discuss these results will be held today beginning at 9:00 AM EST. Interested participants may call 877-407-8037 for the teleconference or log on to http://www.kns.com/investors/events for listen-only mode.

Willow Grove, PA—April 28, 2005—Kulicke & Soffa Industries, Inc. (Nasdaq: KLIC) today announced financial results for its second fiscal quarter ended March 31, 2005.

Net revenue for the second fiscal quarter ended March 31, 2005 was $124.8 million compared to $221.8 million in the comparable year-ago quarter. The net loss was $7.7 million or $0.15 per diluted share versus net income for the year-ago quarter of $29.1 million or $0.44 per diluted share.

Included in the S.G. & A. expenses for the March 2005 quarter are $2.0 million of costs associated with the severance from several separate actions and the closure of a test facility in Scotland. Also included in the March 2005 quarter is a $378 thousand reversal of gain on the sale of the Willow Grove facility, previously recorded in the first fiscal quarter and recorded as a sale of assets.

Scott Kulicke, chairman and chief executive officer, stated, “We have achieved our goal of operating our equipment and materials businesses profitably at, what we believe is, the bottom of the semiconductor cycle. We need to continue our plans to get our test business to the same level of performance.”

First Quarter Highlights

Technology & Manufacturing

•	K&S introduced two new wire bonders at the SEMI trade show in China: the Maxum Ultra and Maxum Elite. These machines will replace the industry leading Maxum Plus and the Nutek when they go into production this summer.

•	The K&S Quatrix, which is a next-generation test socket for a variety of semiconductor packages, has started beta testing at a customer location, with additional customers being scheduled for testing through the June quarter.

•	K&S continued to ramp probe card manufacturing in China during the quarter. In the month of March, China accounted for 37% of K&S’ cantilever probe card production.

•	K&S installed a saw blade manufacturing line in the China factory. Production of this product line will be transferred from Santa Clara to China, as part of ongoing cost reduction efforts.

•	K&S announced the introduction of a next-generation stud bumping product, the AT Premier. Stud bumping is a form of wafer bumping for flip chip applications that uses a modified wire bonder to sequentially form and place balls on a wafer instead of using wafer fabrication techniques. The AT Premier sets a new standard for productivity of stud bumpers.

Key Product Trends

•	While the industry continues in the trough of this cycle, K&S did see an increase in wire bonder demand across an increasingly broad range of customers: 29 different customers at 38 locations.

•	The K&S packaging materials group produced income from operations of $5.8 million this quarter. This consistently producing group has achieved income from operations for 28 out of the last 30 quarters.

Financial Highlights

•	K&S revenue rose to $124.8 million in the second fiscal quarter. The increase over the first fiscal quarter was a result of stronger equipment demand, mainly from integrated device manufacturers (IDMs).

•	K&S equipment revenue for the second fiscal quarter was $39.0 million, which produced income from operations for the equipment group of $3.3 million. The closest comparable quarter in equipment revenue was the quarter ended December 31, 2002 with $44.9 million in sales and a loss from operations of $3.2 million.

Business Summary

Scott Kulicke concluded, “While we see the industry inching upward from a cyclical trough, the rate of improvement isn’t sufficient to trigger significant increases in bonder orders yet. Similarly, the ongoing industry-wide semiconductor inventory liquidation that is taking place seems to be holding down both test and materials orders. Our customers continue to tell us to expect improved business conditions later this year, but for the June quarter, we expect revenues to be in the range of flat to up 10% compared to the March quarter.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is the world’s leading supplier of semiconductor wire bonding assembly equipment. We believe K&S is the only major supplier to the semiconductor assembly industry that provides customers with semiconductor wire bonding equipment along with the complementing packaging materials and test interconnect products that actually contact the surface of the customer’s semiconductor devices. The ability to control all of these assembly related products is unique to Kulicke & Soffa, and allows us to develop system solutions to the new technology challenges inherent in assembling and packaging next-generation semiconductor devices. Test interconnect products include a variety of wafer probe cards, ATE interface assemblies, and PC boards for wafer testing, as well as test sockets for all types of packaged semiconductor devices. Kulicke & Soffa’s web site address is http://www.kns.com.

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to our future revenue, operating expenses, profitability, cash flows, introduction of new products, and projected continued demand for our products. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: the risk of failure to successfully manage our operations; the risk that anticipated orders may not materialize or that orders received may be postponed or canceled, generally without charges; the risk that anticipated cost savings will not be achieved; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence; overall global economic conditions; risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations; potential instability in foreign capital markets; and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2004 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Company Contact: Michael Sheaffer, 215-784-6411, 215-784-6167 fax, msheaffer@kns.com

#    #    #

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share and employee data)

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2004	2005	2004	2005
Net revenue	$221,771	$124,769	$375,640	$241,090

Cost of sales	145,237	94,324	251,744	184,267

Gross profit	76,534	30,445	123,896	56,823

Selling, general and administrative	28,651	23,745	53,367	45,818
Research and development, net	8,728	9,923	16,904	18,801
Resizing (recovery) costs	(68)	—	(68)	—
Asset impairment	3,293	—	3,293	—
(Gain) loss on sale of assets (1)	(794)	378	(794)	(1,497)
Amortization of intangible assets	2,315	2,318	4,630	4,512

Operating expense	42,125	36,364	77,332	67,634

Income (loss) from operations	34,409	(5,919)	46,564	(10,811)

Interest income	302	567	506	1,016
Interest expense	(2,432)	(1,047)	(6,861)	(1,893)
Charge on early extinguishment of debt	(617)	—	(6,769)	—

Income (loss) from continuing operations before income tax	31,662	(6,399)	33,440	(11,688)

Provision for income taxes	1,410	1,274	2,760	3,176

Net income (loss) from continuing operations	30,252	(7,673)	30,680	(14,864)

Loss from discontinued FCT operations	(751)	—	(432)	—
Loss on sale of FCT Division	(380)	—	(380)	—

Net income (loss)	$29,121	$(7,673)	$29,868	$(14,864)

Net income (loss) per share from continued operations:
Basic	$0.60	$(0.15)	$0.61	$(0.29)

Diluted	$0.46	$(0.15)	$0.50	$(0.29)

Loss per share from discontinued operations:
Basic	$(0.02)	$—	$(0.02)	$—

Diluted	$(0.02)	$—	$(0.02)	$—

Net income (loss) per share:
Basic	$0.58	$(0.15)	$0.59	$(0.29)

Diluted	$0.44	$(0.15)	$0.48	$(0.29)

Weighted average shares outstanding:
Basic	50,588	51,490	50,501	51,363
Diluted	68,699	51,490	69,299	51,363

	Three months ended March 31,		Six months ended March 31,
	2004	2005	2004	2005
Additional financial data:
Depreciation and amortization	$7,567	$6,989	$15,918	$14,001
Capital expenditures	$3,094	$3,360	$6,022	$6,338

			March 31,
			2004	2005
Backlog of orders			$112,000	$62,000
Number of employees			3,326	3,270

Note (1) -	For the three months ended March 31, 2005, $378 thousand represents the reversal of the ratable portion of the gain recognized on the sale of the Willow Grove land and building recorded during the three months ended December 31, 2004. The reversal is the result of accounting for the transaction as a direct financing arrangement in accordance with FAS 98.

KULICKE & SOFFA INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

		(Unaudited)
	September 30, 2004	March 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$60,333	$67,000
Restricted cash	3,257	3,497
Short-term investments	32,176	35,805
Accounts and notes receivable (less allowance for doubtful accounts: 9/30/04 - $3,646; 3/31/05 - $3,258)	110,718	97,277
Inventories, net	58,017	52,614
Assets held for sale	6,072	—
Prepaid expenses and other current assets	10,310	11,493
Deferred income taxes	12,417	11,655

TOTAL CURRENT ASSETS	293,300	279,341

Property, plant and equipment, net (1)	51,434	50,302
Intangible assets, (net of accumulated amortization: 9/30/04 - $35,209; 3/31/05 - $39,722)	54,045	50,532
Goodwill	81,440	81,440
Other assets	7,463	6,888

TOTAL ASSETS	$487,682	$468,503

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long term debt (1)	$202	$631
Accounts payable	50,002	42,197
Accrued expenses (1)	37,660	31,880
Income taxes payable	11,986	11,911

TOTAL CURRENT LIABILITIES	99,850	86,619

Long term debt (1)	275,725	280,395
Other liabilities (1)	8,112	6,996
Deferred taxes	36,975	36,516

TOTAL LIABILITIES	420,662	410,526

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Common stock, without par value	213,847	217,346
Retained deficit	(139,912)	(154,776)
Accumulated other comprehensive loss	(6,915)	(4,593)

TOTAL SHAREHOLDERS’ EQUITY	67,020	57,977

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$487,682	$468,503

Note (1) –	During the three months ended March 31, 2005, the Company applied FAS 98 Accounting For Leases, to the Willow Grove land and building transaction recorded as a sale-leaseback during the three months ended December 31, 2004. Such application required the Company to account for this transaction as a direct financing arrangement. Accordingly, the balance sheet line items referenced above were adjusted as follows: Property, plant and equipment, net increased by $6.1 million, the cash received as part of this transaction of $10.6 million was recorded as debt (current and long-term), and Accrued expenses and Other liabilities were reduced by $4.5 million.

KULICKE & SOFFA INDUSTRIES, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

(In thousands)

(Unaudited)

Fiscal 2005:

	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other	Consolidated
Quarter ended March 31, 2005:

Net revenue	$38,985	$63,616	$22,168	$—	$124,769
Cost of sales	22,655	52,085	19,584	—	94,324

Gross profit	16,330	11,531	2,584	—	30,445
Operating costs	13,031	5,770	13,402	3,783	35,986
(Gain) loss on sale of assets (1)	—	—	—	378	378

Income (loss) from operations	$3,299	$5,761	$(10,818)	$(4,161)	$(5,919)

Six months ended March 31, 2005:

Net revenue	$68,334	$127,634	$45,122	$—	$241,090
Cost of sales	39,981	103,337	40,949	—	184,267

Gross profit	28,353	24,297	4,173	—	56,823
Operating costs	25,108	12,063	24,348	7,612	69,131
(Gain) loss on sale of assets	—	—	(1,497)	—	(1,497)

Income (loss) from operations	$3,245	$12,234	$(18,678)	$(7,612)	$(10,811)

Fiscal 2004:

	Equipment Segment	Packaging Materials Segment	Test Segment	Corporate and Other	Consolidated
Quarter ended March 31, 2004:

Net revenue	$135,360	$56,170	$30,241	$—	$221,771
Cost of sales	76,458	44,082	24,697	—	145,237

Gross profit	58,902	12,088	5,544	—	76,534
Operating costs	15,861	5,209	13,339	5,285	39,694
Resizing (recovery) costs	—	—	—	(68)	(68)
Asset impairment	—	—	3,293	—	3,293
(Gain) loss on sale of assets	—	—	(85)	(709)	(794)

Income (loss) from operations	$43,041	$6,879	$(11,003)	$(4,508)	$34,409

Six months ended March 31, 2004:

Net revenue	$216,440	$105,678	$53,522	$—	$375,640
Cost of sales	125,582	82,172	43,990	—	251,744

Gross profit	90,858	23,506	9,532	—	123,896
Operating costs	30,529	10,433	24,122	9,817	74,901
Resizing (recovery) costs	—	—	—	(68)	(68)
Asset impairment	—	—	3,293	—	3,293
(Gain) loss on sale of assets	—	—	(85)	(709)	(794)

Income (loss) from operations	$60,329	$13,073	$(17,798)	$(9,040)	$46,564

Note (1) -	For the three months ended March 31, 2005, $378 thousand represents the reversal of the ratable portion of the gain recognized on the sale of the Willow Grove land and building recorded during the three months ended December 31, 2004. The reversal is the result of accounting for the transaction as a direct financing arrangement in accordance with FAS 98.